Exhibit 99.1

Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION REPORTS THIRD QUARTER OF FISCAL 2013 RESULTS

PITTSBURGH, PENNSYLVANIA, January 29, 2013 - Black Box Corporation (NASDAQ:BBOX), a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today's complex communications solutions, today reported results for the third quarter of Fiscal 2013.

Third quarter of Fiscal 2013 diluted earnings per share was 52¢ on net income of $8.5 million or 3.4% of revenues compared to diluted loss per share of $16.12 on net loss of $283.4 million or (102.7)% of revenues for the same quarter last year. Included in our diluted earnings per share for the third quarter of Fiscal 2013 and the third quarter of Fiscal 2012 was a loss ($2.7 million, pre-tax and $1.7 million, after-tax) resulting from the expected divestiture of our non-controlling interest in Genesis Networks Integration Services, LLC and the previously disclosed goodwill impairment charge ($317.8 million, pre-tax and $296.0 million, after-tax), respectively. On a sequential quarter comparison basis, second quarter of Fiscal 2013 diluted earnings per share was 43¢ on net income of $7.1 million or 2.7% of revenues. Excluding provision (benefit) for income taxes and reconciling items (which are identified below) and utilizing an operational effective tax rate (as described below), operating earnings per share (which is a non-GAAP term and is defined below) for the third quarter of Fiscal 2013 was 79¢ on operating net income (which is a non-GAAP term and is defined below) of $13.0 million or 5.2% of revenues compared to operating earnings per share of 85¢ on operating net income of $15.0 million or 5.4% of revenues for the same quarter last year. Third quarter of Fiscal 2013 pre-tax reconciling items, including the divestiture charge noted above, were $7.3 million compared to $321.8 million, which included the goodwill impairment loss, for the same quarter last year. See below for further discussion regarding Management's use of non-GAAP accounting measurements and a detailed presentation of the Company's pre-tax reconciling items for the periods presented above.

Third quarter of Fiscal 2013 total revenues were $252 million, a decrease of 9% from $276 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2013 total revenues were $260 million.

Third quarter of Fiscal 2013 cash provided by operating activities was $16 million or 191% of net income, compared to cash provided by operating activities of $30.6 million or (11)% of net loss for the same quarter last year. Third quarter of Fiscal 2013 free cash flow (which is a non-GAAP term and is defined below) was $15 million compared to $27 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2013 cash provided by operating activities was $18 million or 250% of net income and free cash flow was $17 million. During the third quarter of Fiscal 2013, Black Box invested $6 million to repurchase common stock and $1 million to pay dividends. Management believes that free cash flow, defined by the Company as cash provided by (used for) operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.

For the nine months ended December 29, 2012, diluted earnings per share was $1.28 on net income of $21.6 million or 2.8% of revenues compared to diluted loss per share of $14.54 on net loss of $259.0 million or (31.1)% of revenues for the same period last year. Excluding provision (benefit) for income taxes and reconciling items and utilizing an operational effective tax rate, operating earnings per share for the nine months ended December 29, 2012 was $1.99 on operating net income of $33.6 million or 4.4% of revenues compared to operating earnings per share of $2.38 on operating net income of $42.6 million or 5.1% of revenues for the same period last year. Pre-tax reconciling items for the nine months ended December 29, 2012 were $19.4 million compared to $326.4 million for the same period last year.

Exhibit 99.1

For the nine months ended December 29, 2012, total revenues were $760 million, a decrease of 9% from $832 million for the same period last year.

For the nine months ended December 29, 2012, cash provided by operating activities was $31 million or 142% of net income, compared to cash provided by operating activities of $44 million or (17)% of net income for the same period last year. Free cash flow for the nine months ended December 29, 2012 was $27 million compared to $36 million for the same period last year. For the nine months ended December 29, 2012, Black Box invested $33 million to repurchase common stock and $4 million to pay dividends.

The Company's six-month order backlog was $188 million at December 29, 2012, compared to $208 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company's six-month order backlog was $203 million at September 29, 2012.

For Fiscal 2013, the Company is targeting reported revenues of approximately $990 million to $995 million and corresponding operating earnings per share in the range of $2.50 to $2.55. Included in these projections is an effective tax rate of 38.0%. For the fourth quarter of Fiscal 2013, the Company is targeting reported revenues of approximately $230 million to $235 million and corresponding operating earnings per share in the range of 51¢ to 56¢. These targets exclude acquisition-related expense, restructuring and the impact of changes in the fair market value of the Company's interest-rate swaps, and are before any new mergers and acquisition activity that has not been announced.

Commenting on the third quarter of Fiscal 2013 results, Terry Blakemore, Chief Executive Officer, said, "I am pleased with our operating results from the third quarter of Fiscal 2013.  Our earnings and positive cash flow reflect the leverage in our financial and operating model created by our continued focus on the efficient execution of our business operations."

Michael McAndrew, President and Chief Operating Officer, said, "At Black Box, we know that we must continue to execute, adapt and grow to create long-term value for our clients and shareholders.  We are actively transitioning our business to align with the rapid evolution of enterprise communications.  Our transition will require continued strategic investment in new solutions and leverageable resources.  I am confident that expanding our portfolio of product and service offerings while deepening our centralized expertise will position Black Box to best serve our clients as they optimize their communications investments."

Black Box also announced that Ronald Basso will join the Company as Executive Vice President of Business Development and General Counsel.  Mr. Basso previously served as the company's lead engagement partner from the law firm of Buchanan Ingersoll & Rooney PC.

The Company will conduct a conference call beginning at 5:00 p.m. Eastern Daylight Time today, January 29, 2013. Terry Blakemore, Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-0107 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 277403. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company's Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box's Web site for a limited period of time following the conference call.

Black Box is a leading communications system integrator dedicated to designing, sourcing, implementing and maintaining today's complex communications solutions. Black Box services more than 175,000 clients in approximately 150 countries with approximately 200 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Exhibit 99.1

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact that they use words such as "should," "anticipate," "estimate," "approximate," "expect," "target," "may," "will," "project," "intend," "plan," "believe" and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company's product and services offerings, successful implementation of the Company's M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company's arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2012. We can give no assurance that any goal, plan or target set forth in forward-looking statements will be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	December 29, 2012	March 31, 2012
Assets
Cash and cash equivalents	$29,469	$22,444
Accounts receivable, net	158,568	163,888
Inventories, net	56,265	56,956
Costs/estimated earnings in excess of billings on uncompleted contracts	110,365	87,634
Other assets	23,248	22,678
Total current assets	377,915	353,600
Property, plant and equipment, net	27,101	27,109
Goodwill, net	346,546	346,438
Intangibles, net	113,982	126,541
Other assets	28,141	34,335
Total assets	$893,685	$888,023
Liabilities
Accounts payable	$74,672	$71,095
Accrued compensation and benefits	23,858	31,151
Deferred revenue	34,364	35,601
Billings in excess of costs/estimated earnings on uncompleted contracts	18,202	14,315
Income taxes	4,087	2,574
Other liabilities	38,420	32,697
Total current liabilities	193,603	187,433
Long-term debt	191,803	179,621
Other liabilities	23,859	26,585
Total liabilities	$409,265	$393,639
Stockholders’ equity
Common stock	$26	$26
Additional paid-in capital	484,842	478,726
Retained earnings	364,843	347,242
Accumulated other comprehensive income	6,603	7,262
Treasury stock, at cost	(371,894)	(338,872)
Total stockholders’ equity	$484,420	$494,384
Total liabilities and stockholders’ equity	$893,685	$888,023

Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three-months ended		Nine-months ended
	December 29 and 31		December 29 and 31
In thousands, except per share amounts	2012	2011	2012	2011
Revenues
Products	$46,854	$51,379	$137,492	$149,427
On-Site services	205,235	224,560	622,595	682,109
Total	252,089	275,939	760,087	831,536
Cost of sales
Products	26,735	29,088	77,012	83,015
On-Site services	143,622	158,538	442,015	484,761
Total	170,357	187,626	519,027	567,776
Gross profit	81,732	88,313	241,060	263,760
Selling, general & administrative expenses	60,542	62,644	187,088	192,544
Goodwill impairment loss	—	317,797	—	317,797
Intangibles amortization	3,478	3,249	10,416	9,484
Operating income (loss)	17,712	(295,377)	43,556	(256,065)
Interest expense (income), net	1,133	1,856	4,956	3,690
Other expenses (income), net	2,839	311	3,788	876
Income (loss) before provision (benefit) for income taxes	13,740	(297,544)	34,812	(260,631)
Provision (benefit) for income taxes	5,222	(14,101)	13,229	(1,655)
Net income (loss)	$8,518	$(283,443)	$21,583	$(258,976)
Earnings (loss) per common share
Basic	$0.52	$(16.12)	$1.29	$(14.54)
Diluted	$0.52	$(16.12)	$1.28	$(14.54)
Weighted-average common shares outstanding
Basic	16,412	17,581	16,783	17,806
Diluted	16,525	17,581	16,863	17,806
Dividends per share	$0.08	$0.07	$0.24	$0.21

Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended		Nine-months ended
	December 29 and 31		December 29 and 31
In thousands	2012	2011	2012	2011
Operating Activities
Net income (loss)	$8,518	$(283,443)	$21,583	$(258,976)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,777	4,547	14,427	13,581
Loss (gain) on sale of property	(41)	(24)	(126)	(166)
Deferred taxes	928	(22,047)	2,837	(22,597)
Stock compensation expense	1,791	2,087	6,397	7,505
Change in fair value of interest-rate swaps	(317)	715	878	(801)
Goodwill impairment loss	—	317,797	—	317,797
Joint venture investment loss	2,670	—	2,670	—
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	(5,329)	2,200	5,364	(11,173)
Inventories, net	432	1,438	683	(9,848)
Costs/estimated earnings in excess of billings on uncompleted contracts	89	6,148	(22,715)	1,535
All other assets	614	2,042	1,357	2,404
Billings in excess of costs/estimated earnings on uncompleted contracts	(291)	(1,308)	3,873	(749)
All other liabilities	2,445	466	(6,502)	5,362
Net cash provided by (used for) operating activities	$16,286	$30,618	$30,726	$43,874
Investing Activities
Capital expenditures	$(1,183)	$(939)	$(4,085)	$(4,973)
Capital disposals	79	43	214	187
Acquisition of businesses (payments)/recoveries	—	(766)	17	(13,954)
Prior merger-related (payments)/recoveries	(197)	(838)	(2,378)	(1,174)
Net cash provided by (used for) investing activities	$(1,301)	$(2,500)	$(6,232)	$(19,914)
Financing Activities
Proceeds (repayments) from long-term debt	$1,238	$(20,762)	$11,903	$(7,666)
Proceeds (repayments) from short-term debt	(1,756)	—	5,404	—
Deferred financing costs	—	—	(20)	—
Purchase of treasury stock	(5,658)	(5,479)	(33,022)	(15,292)
Proceeds from the exercise of stock options	—	—	—	—
Payment of dividends	(1,323)	(1,237)	(3,902)	(3,574)
Increase (decrease) in cash overdrafts	(3,775)	—	1,926	—
Net cash provided by (used for) financing activities	$(11,274)	$(27,478)	$(17,711)	$(26,532)
Foreign currency exchange impact on cash	$262	$(3,037)	$242	$(3,181)
Increase/(decrease) in cash and cash equivalents	$3,973	$(2,397)	$7,025	$(5,753)
Cash and cash equivalents at beginning of period	25,496	27,856	22,444	31,212
Cash and cash equivalents at end of period	$29,469	$25,459	$29,469	$25,459

Exhibit 99.1

Non-GAAP Financial Measures

As a supplement to United States Generally Accepted Accounting Principles ("GAAP"), the Company provides non-GAAP financial measures such as free cash flow, operating income before provision for income taxes ("EBIT"), operating net income, operating earnings per share ("EPS"), Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (as adjusted), Adjusted EBITDA (as adjusted), adjusted operating income and same-office revenue comparisons to illustrate the Company's operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided explanations regarding use by the Company's management ("Management") and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.

Management uses these non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources and (d) to measure operational profitability. Management uses similar non-GAAP measures as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly-titled measures of the Company's competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude the non-cash change in fair value of the Company's interest-rate swaps which will continue to impact the Company's earnings until the interest-rate swaps are settled, (iv) the non-GAAP financial measures exclude the non-cash goodwill impairment loss, (v) the non-GAAP financial measures exclude costs, primarily cash costs, for restructuring incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (vi) the non-GAAP financial measures exclude the non-cash joint venture investment loss and (vii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Free cash flow

Management believes that free cash flow, defined by the Company as cash provided by (used for) operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company. Management's reasons for exclusion of each item are explained in further detail below.

Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by (used for) operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures directly impact the availability of the Company's operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.

Foreign currency exchange impact on cash
Due to the size of the Company's international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company's operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.

Exhibit 99.1

Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by (used for) operating activities to more accurately reflect the actual cash available to the Company. The Company historically has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company's operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company's common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not under the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.

A reconciliation of cash provided by (used for) operating activities to free cash flow is presented below:

	3Q13	2Q13	3Q12	3QYTD13	3QYTD12
Net cash provided by (used for) operating activities	$16,286	$17,810	$30,618	$30,726	$43,874
Net capital expenditures	(1,104)	(1,003)	(896)	(3,871)	(4,786)
Foreign currency exchange impact on cash	262	170	(3,037)	242	(3,181)
Free cash flow before stock option exercises	$15,444	$16,977	$26,685	$27,097	$35,907
Proceeds from the exercise of stock options	—	—	—	—	—
Free cash flow	$15,444	$16,977	$26,685	$27,097	$35,907

Operating net income and operating earnings per share

Management believes that operating net income, defined by the Company as net income (loss) plus provision (benefit) for income taxes and reconciling items less operational income taxes, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in the way Management assesses, the Company's current and future operations. Reconciling items include amortization of intangible assets on acquisitions, the change in fair value of the interest-rate swaps, the goodwill impairment loss and the joint venture investment loss, each of which are non-cash charges, and restructuring, which is a cash charge. Management's reason for exclusion of each item is explained in further detail below.

Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.

Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company's variable rate debt, the Company enters into interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company's Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company's Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.

Goodwill impairment
The Company incurred a loss during the third quarter of Fiscal 2012 due to goodwill impairment in its North America and Europe reporting segments. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.

Exhibit 99.1

Restructuring
The Company believes that incurring costs for employee severance and facility consolidations in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Restructuring costs are presented in accordance with GAAP in the Company's Condensed Consolidated Statements of Operations. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company's ongoing financial performance.

Joint venture investment loss
The Company incurred a loss during the third quarter of Fiscal 2013 due to the expected divestiture of our non-controlling interest in Genesis Networks Integration Services, LLC, a minority business enterprise joint venture company which was formed in conjunction with Genesis Networks Enterprises, LLC. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.

A reconciliation of net income (loss) to operating net income is presented below:

	3Q13	2Q13	3Q12	3QYTD13	3QYTD12
Net income (loss)	$8,518	$7,133	$(283,443)	$21,583	$(258,976)
Provision (benefit) for income taxes	5,222	4,370	(14,101)	13,229	(1,655)
Income (loss) before provision (benefit) for income taxes	$13,740	$11,503	$(297,544)	$34,812	$(260,631)

Reconciling Items
Amortization of intangible assets on acquisitions	$3,472	$3,468	$3,238	$10,398	$9,450
Change in fair value of interest-rate swaps	(317)	549	715	878	(801)
Goodwill impairment loss	—	—	317,797	—	317,797
Restructuring expense	1,442	2,051	—	5,473	—
Joint venture investment loss	$2,670	$—	$—	$2,670	$—
Total pre-tax reconciling items	$7,267	$6,068	$321,750	$19,419	$326,446

Operating EBIT	$21,007	$17,571	$24,206	$54,231	$65,815
Operational effective tax rate	38.0%	38.0%	38.0%	38.0%	35.3%
Operational income taxes *	$7,978	$6,676	$9,198	$20,603	$23,228
Operating net income	$13,029	$10,895	$15,008	$33,628	$42,587
* The effective tax rate utilized to determine Operational income taxes was the Company's operational effective tax rate that excludes discreet tax items.

A reconciliation of Diluted EPS to Operating EPS is presented below:

	3Q13	2Q13	3Q12	3QYTD13	3QYTD12
Diluted EPS	$0.52	$0.43	$(16.12)	$1.28	$(14.54)
EPS impact *	0.27	0.22	16.97	0.71	16.92
Operating EPS	$0.79	$0.65	$0.85	$1.99	$2.38

* EPS impact is the result of excluding the provision (benefit) for income taxes and the reconciling items and utilizing an operational effective tax rate.

Exhibit 99.1

EBITDA and Adjusted EBITDA

Management believes that EBITDA (as adjusted), defined as Net income (loss) plus provision (benefit) for income taxes, interest, depreciation, amortization, the goodwill impairment loss and the joint venture investment loss, is a widely-accepted measure of profitability that may be used to measure the Company's ability to service its debt. Adjusted EBITDA (as adjusted), defined as EBITDA plus stock compensation expense, may also be used to measure the Company's ability to service its debt. Stock compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock compensation expense.

A reconciliation of Net income (loss) to EBITDA (as adjusted) and Adjusted EBITDA (as adjusted) is presented below:

	3Q13	2Q13	3Q12	3QYTD13	3QYTD12
Net income (loss)	$8,518	$7,133	$(283,443)	$21,583	$(258,976)
Provision (benefit) for income taxes	5,222	4,370	(14,101)	13,229	(1,655)
Interest expense (income), net	1,133	1,893	1,856	4,956	3,690
Intangibles amortization and depreciation	4,777	4,821	4,547	14,427	13,581
Goodwill impairment loss	—	—	317,797	—	317,797
Joint venture investment loss	2,670	—	—	2,670	—
EBITDA (as adjusted)	$22,320	$18,217	$26,656	$56,865	$74,437
Stock compensation expense	1,791	1,735	2,087	6,397	7,505
Adjusted EBITDA (as adjusted)	$24,111	$19,952	$28,743	$63,262	$81,942

Exhibit 99.1

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the third quarter of Fiscal 2013, second quarter of Fiscal 2013, third quarter of Fiscal 2012 and third quarter year-to-date Fiscal 2013 and 2012. All dollar amounts are in thousands unless noted otherwise.

Geographical Segment Results
Management is presented with and reviews revenues, Operating income (loss) and Adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as Operating income (loss) plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions, goodwill impairment loss and restructuring. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, Operating income (loss) and Adjusted operating income for North America, Europe and All Other are presented below:

	3Q13	2Q13	3Q12	3QYTD13	3QYTD12
Revenues
North America	$215,650	$227,534	$239,056	$658,452	$723,850
Europe	26,488	22,365	27,179	72,495	80,016
All Other	9,951	10,262	9,704	29,140	27,670
Total	$252,089	$260,161	$275,939	$760,087	$831,536
Operating income (loss)
North America	$14,900	$11,810	$(259,494)	$36,271	$(227,192)
% of North America revenues	6.9%	5.2%	(108.5)%	5.5%	(31.4)%
Europe	$1,848	$900	$(37,298)	$4,009	$(32,181)
% of Europe revenues	7.0%	4.0%	(137.2)%	5.5%	(40.2)%
All Other	$964	$1,274	$1,415	$3,276	$3,308
% of All Other revenues	9.7%	12.4%	14.6%	11.2%	12.0%
Total	$17,712	$13,984	$(295,377)	$43,556	$(256,065)
% of Total revenues	7.0%	5.4%	(107.0)%	5.7%	(30.8)%
Reconciling items (pre-tax)
North America	$4,386	$5,124	$280,370	$14,862	$286,582
Europe	523	395	40,665	991	40,665
All Other	5	—	—	18	—
Total	$4,914	$5,519	$321,035	$15,871	$327,247
Adjusted operating income
North America	$19,286	$16,934	$20,876	$51,133	$59,390
% of North America revenues	8.9%	7.4%	8.7%	7.8%	8.2%
Europe	$2,371	$1,295	$3,367	$5,000	$8,484
% of Europe revenues	9.0%	5.8%	12.4%	6.9%	10.6%
All Other	$969	$1,274	$1,415	$3,294	$3,308
% of All Other revenues	9.7%	12.4%	14.6%	11.3%	12.0%
Total	$22,626	$19,503	$25,658	$59,427	$71,182
% of Total revenues	9.0%	7.5%	9.3%	7.8%	8.6%

Exhibit 99.1

Service Type Results
Management is presented with and reviews Revenues and Gross profit for Data Infrastructure, Voice Communications and Technology Products which are presented below:

	3Q13	2Q13	3Q12	3QYTD13	3QYTD12
Revenues
Data Infrastructure	$62,664	$61,747	$58,326	$186,185	$186,998
Voice Communications	142,571	151,924	166,234	436,410	495,111
Technology Products	46,854	46,490	51,379	137,492	149,427
Total	$252,089	$260,161	$275,939	$760,087	$831,536
Gross profit
Data Infrastructure	$16,556	$16,291	$14,550	$48,432	$46,110
% of Data Infrastructure revenues	26.4%	26.4%	24.9%	26.0%	24.7%
Voice Communications	$45,057	$43,349	$51,472	$132,148	$151,238
% of Voice Communications revenues	31.6%	28.5%	31.0%	30.3%	30.5%
Technology Products	$20,119	$20,414	$22,291	$60,480	$66,412
% of Technology Products revenues	42.9%	43.9%	43.4%	44.0%	44.4%
Total	$81,732	$80,054	$88,313	$241,060	$263,760
% of Total revenues	32.4%	30.8%	32.0%	31.7%	31.7%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions.
While the information provided below is presented on a consolidated basis, the revenue from offices added as shown below relates to North America Voice Communications and North America Data Infrastructure. Same-office revenue for the Company's North America Voice Communications and North America Data Infrastructure segments can be determined by excluding the revenues from offices added since April 1, 2011 (for comparison of 3Q13 to 3Q12 and 3QYTD13 to 3QYTD12) or July 1, 2012 (for comparison of 3Q13 to 2Q13) as shown below.

Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	3Q13	3Q12	% Change
Reported revenues	$252,089	$275,939	(9)%
Less revenue from Data Infrastructure offices added since 4/1/11 (1Q12)	(7,594)	—
Less revenue from Voice Communications offices added since 4/1/11 (1Q12)	(7,697)	(12,379)
Reported revenues on same-office basis	$236,798	$263,560	(10)%
Foreign currency impact - Data Infrastructure	(3)	—
Foreign currency impact - Voice Communications	(149)	—
Foreign currency impact - Technology Products	284	—
Revenues on same-office basis (excluding foreign currency impact)	$236,930	$263,560	(10)%

Information on quarterly revenues on a same-office basis compared to the sequential quarter is presented below:

	3Q13	2Q13	% Change
Reported revenues	$252,089	$260,161	(3)%
Less revenue from Data Infrastructure offices added since 7/1/12 (2Q13)	—	—
Less revenue from Voice Communications offices added since 7/1/12 (2Q13)	—	—
Reported revenues on same-office basis	$252,089	$260,161	(3)%
Foreign currency impact - Data Infrastructure	(257)	—
Foreign currency impact - Voice Communications	(20)	—
Foreign currency impact - Technology Products	(448)	—
Revenues on same-office basis (excluding foreign currency impact)	$251,364	$260,161	(3)%

Exhibit 99.1

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	3QYTD13	3QYTD12	% Change
Reported revenues	$760,087	$831,536	(9)%
Less revenue from Data Infrastructure offices added since 4/1/11 (1Q12)	(24,172)	—
Less revenue from Voice Communications offices added since 4/1/11 (1Q12)	(20,877)	(20,432)
Reported revenues on same-office basis	$715,038	$811,104	(12)%
Foreign currency impact - Data Infrastructure	1,337	—
Foreign currency impact - Voice Communications	114	—
Foreign currency impact - Technology Products	3,396	—
Revenues on same-office basis (excluding foreign currency impact)	$719,885	$811,104	(11)%

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below:

	3Q13		2Q13		3Q12
Accounts receivable
Gross accounts receivable	$164,870		$159,124		$176,093
Reserve $ / %	6,302	3.8%	6,074	3.8%	6,170	3.5%
Net accounts receivable	$158,568		$153,050		$169,923
Days sales outstanding	53 days		49 days		52 days
Aggregate days sales outstanding	87 days		82 days		81 days
Inventory
Gross inventory	$75,315		$75,829		$80,960
Reserve $ / %	19,050	25.3%	19,123	25.2%	19,491	24.1%
Net inventory	$56,265		$56,706		$61,469
Net inventory turns	9.1x		9.7x		9.5x
Six-month order backlog	$187,606		$203,280		$207,779
Team members	4,027		4,101		4,288